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                                                                  EXHIBIT 23(ii)

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the incorporation by reference in this Registration Statement of Dominion Resources, Inc. on Form S-3 of our report dated February 11, 1997, incorporated by reference in the Annual Report on Form 10-K of Dominion Resources, Inc. for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our report dated March 20, 1997 of East Midlands Electricity plc, incorporated by reference in the Current Report on Form 8-K/A of Dominion Resources, Inc. dated March 20, 1997.

                                          DELOITTE & TOUCHE LLP

                                          Deloitte & Touche LLP

Richmond, Virginia
September 12, 1997